As filed with the Securities and Exchange Commission on June 20, 2006

Registration Statement No. _________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
___________________ Form S-3 ___________________
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

POSITRON CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Texas	000-24092	76-0083622
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1304 Langham Creek Drive, Suite 300

Houston, Texas 77084

(281) 492-7100

(Address and telephone number of Principal Executive Offices)

Copy to:

Peter Campitiello, Esq.

Levy & Boonshoft, P.C.

477 Madison Avenue

New York, New York 10022

(212) 751-1414

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:   ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☐

If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this form, check the following box.   ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock, par value $.001 per share (1)	72,727,273 (2)	$0.055	$4,000,000.02	$428.00

(1) Represents shares of common stock issuable in connection with the conversion of promissory notes aggregating a maximum of $2,000,000 in accordance with a Securities Purchase Agreement dated May 26, 2006 between the Payment and AJW Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC, respectively. We are required to register 200% of the estimated amount of shares of common stock issuable in connection with the conversion of the callable secured convertible note (or 72,727,273 shares of common stock) calculated to be due upon conversion of the maximum amount of promissory notes aggregating $2,000,000. The price of $0.055 per share is being estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) of the Securities Act and is based on the estimated conversion price of the callable secured convertible notes ($0.11 was the closing price on the date the transaction closed less a 50% discount).

(2) The number of shares being registered for the conversion of the callable secured convertible notes is 72,727,273 based on the following: the full subscription price of $2,000,000 divided by closing stock price of 200% (18,181,818 shares) divided by .50 (or a 50% discount). This results in 36,363,636 shares. We are required to register 200% of the conversion shares. Therefore 200% of  36,363,636 equals the registered share amount of 72,727,273.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED JUNE 14, 2006

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITY HOLDERS IDENTIFIED IN THIS PROSPECTUS MAY NOT SELL SECURITIES UNDER THIS PROSPECTUS UNTIL THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART BECOMES EFFECTIVE.

SUBJECT TO COMPLETION, DATED JUNE 14, 2006

PROSPECTUS

POSITRON CORPORATION

72,727,273 SHARES OF COMMON STOCK

This prospectus relates solely to the offer and resale by AJW Partners, LLC, AJW Offshore Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC (the “Selling Stockholders”) of up to 1,200,000 shares of our common stock that we may issue pursuant to the conversion of callable secured convertible promissory notes in the aggregate amount of $2,000,000 originally issued  to the Selling Stockholders on May 23, 2006, through an exemption from registration under the Securities Act.

The Selling Stockholders may offer the shares, from time to time as the Selling Stockholder may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution,” beginning on page __. The prices at which the Selling Stockholders may sell the shares may be determined by the prevailing market price for the shares at the time of sale or may be determined through negotiated transactions with third parties.

The Registrant is not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our shares of common stock by the Selling Stockholders.  We have agreed to pay all costs, expenses and fees relating to registering such shares of our common stock referenced in this prospectus. The Selling Stockholders will pay any brokerage commissions and/or similar charges incurred for the sale of such shares of our common stock.  For information about the Selling Stockholders, and the transactions in which they acquired the shares and warrants, see "Selling Stockholders."

Our common stock is traded on the Over the Counter Bulletin Board under the symbol “POSC.” The last reported sale price for our common stock on June 13, 2006 was $0.13 per share.

INVESTMENT IN OUR COMMON STOCK INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE __ OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, NOR ANY OTHER UNITED STATES REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The date of this prospectus is June 14, 2006.

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus and on the information contained in any prospectus supplements hereto. We have not, and the Selling Stockholders have not, authorized anyone to provide you with additional or different information. The Selling Stockholder is not offering to sell, and seeking offers to buy, shares of our common stock in any jurisdiction where it is unlawful to do so. The information in this prospectus, or any prospectus supplement, is accurate only as of the date on the front of this document, or on the prospectus supplement, as appropriate, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or of any sale of our common stock.

Unless the context otherwise requires, references to “Positron,” “we,” “us,” “our” or the “company” in this prospectus mean Positron Corporation together with its wholly owned direct subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549.

You can request copies of our SEC filings by mail from the Office of Investor Education and Assistance of the SEC at 100 F. Street, N.E., Room 1580, Washington D.C. 20549-0102 or by telephone at 1-800-SEC-0330. You may obtain information on the operation of the Public Reference Room and the Office of Investor Education and Assistance by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the SEC’s Internet site (http://www.sec.gov).

You may request a copy of any of our filings with the SEC, or any of the agreements or other documents that are exhibits to those filings, at no cost, by writing, e-mailing, or telephoning us at the following address, e-mail address or phone number:

Positron Corporation
1304 Langham Creek Drive, Suite 300
Houston, Texas 77084
(281) 492-7100

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate by reference in this prospectus certain information we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act including any filings after the date of this prospectus (which does not include items “furnished” under Current Reports on Form 8-K or otherwise), until we have sold all the securities to which this prospectus relates or this offering is otherwise terminated. The information that we incorporate by reference is an important part of this prospectus. Any statement in a document incorporated by reference will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement.

We incorporate by reference into this prospectus the following documents:

•	our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 filed with the SEC on April 5, 2006;

•

our Quarterly Reports on Form 10-QSB for the quarter ended March 31, 2006, filed with the SEC on May 15, 2006, for the quarter ended September 30, 2005, filed with the SEC on November 14, 2005, and for the quarter ended June 30, 2005 filed with the SEC on August 15, 2005;

•	our Current Reports on Form 8-K filed with the SEC on June 2, 2006, June 1, 2006, May 26, 2006, April 14, 2006, and March 17, 2006 .

•	our Proxy Statement on Schedule 14A filed with the SEC on April 27, 2006; and

•

the description of the Common Stock contained in the our Registration Statement or Form SB-2, filed with the Commission (File No. 33-68722) pursuant to Section 12(g) of the Exchange Act, including any amendment reports filed for the purpose of updating such description.

FORWARD-LOOKING STATEMENTS

This prospectus, including information incorporated into this document by reference, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements, and are contained throughout this prospectus and in the information incorporated into this prospectus by reference. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will,” “may” and variations of such words and similar expressions. In addition, any statements that refer to expectations, projections, plans, objectives, goals, strategies or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements speak only as of the date stated and we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, even if experience or future events make it clear that any expected results expressed or implied by these forward-looking statements will not be realized. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these expectations may not prove to be correct or we may not achieve the financial results, savings or other benefits anticipated in the forward-looking statements. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties, some of which may be beyond our control that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that could cause actual results or conditions to differ from those anticipated by these and other forward-looking statements are described more fully in the section entitled “Risk Factors” and in our reports we have filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act . Our business, financial condition or results of operations could also be adversely affected by other factors besides those listed here. However, these are the risks our management currently believes are material.

You should carefully consider the trends, risks and uncertainties described in the section entitled “Risk Factors” of this prospectus and other information in this prospectus or reports filed with the SEC before making any investment decision with respect to the securities. If any of the trends, risks or uncertainties set forth in the section entitled “Risk Factors” and in our reports we have filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act actually occurs or continues, our business, financial condition or operating results could be materially adversely affected. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus. Because it is a summary, it necessarily does not contain all of the information necessary to your investment decision. To understand this offering fully, you should read carefully the entire prospectus, especially the risks of investing in our common stock discussed under "Risk Factors."

This prospectus covers the resale of: up to 72,727,273 shares of our common stock that may become issuable upon conversion of several convertible promissory notes dated May 23, 2006, in the aggregate principal amount of $2,000,000 that we issued in connection with a strategic financing with the Selling Stockholders.

THE OFFERING

Common Stock offered by the Selling Stockholder	72,727,273 shares
Common stock to be outstanding after this offering	151,002,319 shares (1)

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock in this offering.

Over-the-Counter-Bulletin-Board symbol	POSC

(1)

The number of shares to be outstanding after this offering is based on the number of shares outstanding as of June 13, 2006 of 78,275,046, plus the shares issued in connection with the conversion of callable secured promissory notes by the Selling Stockholder.

OUR COMPANY

This summary highlights selected features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the information incorporated by reference herein, especially the risks of investing in our common stock described and incorporated by reference under “Risk Factors,” before making an investment decision. See “Where You Can Find More Information.”

General

Positron Corporation (the “Company”) was incorporated in the State of Texas on December 20, 1983, and commenced commercial operations in 1986. The Company designs, manufactures, markets and services advanced medical imaging devices utilizing positron emission tomography ("PET”) technology under the trade-name POSICAM™ systems. POSICAM(TM) systems incorporate patented and proprietary software and technology for the diagnosis and treatment of patients in the areas of cardiology, oncology and neurology. Positron Corporation offers unique combination of low cost technology and disease specific software solutions differentiating themselves from all other medical device manufacturers. Unlike other currently available imaging technologies, PET technology permits the measurement of the biological processes of organs and tissues as well as producing anatomical and structural images. POSICAM™ systems, which incorporate patented and proprietary technology, enable physicians to diagnose and treat patients in the areas of cardiology, neurology and oncology. The Food and Drug Administration (“FDA”) approved the initial POSICAM™ system for marketing in 1985, and as of December 31, 2005, the Company has sold twenty eight (28) POSICAM™ systems, of which eleven (11) are in leading medical facilities in the United States and six (6) are installed in international medical institutions. The Company has reacquired one system, which is being held in inventory for resale. The Company presently markets its POSICAM™ systems at list prices of up to $1.7 million depending upon the configuration and equipment options of the particular system.

The following table provides summary information regarding the Company’s installed base of POSICAM™ systems, which were operational as of December 31, 2005:

Site	Location	Clinical Application	Install Date
Crawford Long Hospital	Atlanta, GA	Cardiology/Oncology	1992
Hermann Hospital	Houston, TX	Cardiology/Oncology/Neurology	1993
Buffalo Cardiology & Pulmonary Assoc.	Williamsville, NY	Cardiology/Oncology	1995
Baptist Hospital	Nashville, TN	Cardiology/Oncology/Neurology	1996
Nishidai Clinic (3 systems)	Japan	Cardiology/Oncology/Neurology	2000
National Institute of Radiological Sciences	Japan	Cardiology/Oncology/Neurology	2000
Nishidai Clinic (2 systems)	Japan	Cardiology/Oncology/Neurology	2002
Crawford Long Hospital	Atlanta, GA	Cardiology/Oncology	2002
Lancaster Cardiology Medical Group	Lancaster, CA	Cardiology/Oncology	2003
Health Imaging Services	Cullman, AL	Cardiology/Oncology	2003
Hermann Hospital	Houston, TX	Cardiology/Oncology	2003
Decatur Health Imaging	Decatur, AL	Cardiology/Oncology/Neurology	2004
Baptist Hospital	Nashville, TN	Cardiology/Oncology/Neurology	2004
Laredo Molecular Imaging	Laredo, TX	Cardiology/Oncology/Neurology	2004

PET technology is an advanced imaging technique, which permits the measurement of the biological processes of organs and tissues, as well as producing anatomical and structural images. Other advanced imaging techniques, such as magnetic resonance imaging (“MRI”) and computed tomography (“CT”), produce anatomical and structural images, but do not image or measure biological processes. The ability to measure biological abnormalities in tissues and organs allows physicians to detect disease at an early stage, and provides information, which would otherwise be unavailable, to diagnose and treat disease. The Company believes that PET technology can lower the total cost of diagnosing and tracing certain diseases by providing a means for early diagnosis and reducing expensive, invasive or unnecessary procedures, such as angiograms or biopsies which, in addition to being costly and painful, may not be necessary or appropriate.

Commercialization of PET technology commenced in the mid-1980s and the Company is one of several commercial manufacturers of PET imaging systems in the United States. Although the other manufacturers are substantially larger, the Company believes that its POSICAM™ systems have proprietary operational and performance characteristics, which may provide certain performance advantages over other commercially available PET systems. Such performance advantages include: (i) high count-rate capability and high sensitivity, which result in faster, more accurate imaging; (ii) enhanced ability to use certain types of radiopharmaceuticals, which reduces reliance on a cyclotron and enhances patient throughput; (iii) ability to minimize patient exposure to radiation; and (iv) ability to minimize false positive and false negative diagnoses of disease. The medical imaging industry in which the Company is engaged is, however, subject to rapid and significant technological change. There can be no assurance that the POSICAM™ systems can be upgraded to meet future innovations in the PET industry or that new technologies will not emerge, or existing technologies will not be improved, which would render the Company’s products obsolete or non-competitive

The Company’s initial focus was the clinical cardiology market, where its POSICAM™ systems have been used to assess the presence and extent of coronary artery disease, such as the effect of arterial blockages and heart damage due to heart attacks. In 1994 and 1995, the Company made technological advances which allowed it to market its products to the neurological and oncological markets. Neurological applications of POSICAM™ systems include diagnoses of certain brain disorders, such as epileptic seizures, dementia, stroke, Alzheimer’s disease, Pick’s disease and Parkinson’s disease. In oncology, POSICAM™ systems are used in the diagnosis and evaluation of melanoma and tumors of the bone and various organs and tissues such as the brain, lungs, liver, colon, breasts and lymphatic system.

Medical Imaging Industry Overview

Diagnostic imaging allows a physician to assess disease, trauma or dysfunction without the necessity of surgery. The diagnostic imaging industry includes ultrasound, X-ray, MRI, CT, and nuclear medicine (which include PET and Single-Photon Emission Computed Tomography (“SPECT”)). MRI technology uses powerful magnetic fields to provide anatomical and structural images of the brain, the spine and other soft tissues, as well as determining the location and size of tumors. CT scans use X-ray beams to obtain anatomical and structural images of bones and organs. Nuclear medicine focuses on providing information about the function and biological processes of organs and tissues through the use of radiopharmaceuticals.

The first prototype PET scanner was developed in the mid 1970s and the first commercial PET scanner was constructed in 1978. Approximately 1,600 dedicated PET systems are currently operational in the United States and approximately 500 additional dedicated PET systems are in commercial use internationally.

PET Technology

The PET imaging process begins with the injection of a radiopharmaceutical (a drug containing a radioactive agent) by a trained medical person into a patient’s bloodstream. After being distributed within the patient’s body, the injected radiopharmaceutical undergoes a process of radioactive decay, whereby positrons (positively charged electrons) are emitted and subsequently converted along with free electrons into two gamma rays or photons. These paired gamma events are detected by the POSICAM™ systems as coincidence events. The source of the photons is determined and is reconstructed into a color image of the scanned organ utilizing proprietary computer software. Since certain functional processes, such as blood flow, metabolism or other biochemical processes, determine the concentration of the radiopharmaceutical throughout the body, the intensity or color at each point in the PET image directly maps the vitality of the respective function at that point within an organ.

In cardiology, PET imaging is an accurate, non-invasive method of diagnosing or assessing the severity of coronary artery disease. Unlike other imaging technologies, PET technology allows a physician to determine whether blood flow to the heart muscle is normal, thereby identifying narrowed coronary arteries, and whether damaged heart muscle is viable and may benefit from treatment such as bypass surgery or angioplasty. In addition, dynamic and gated imaging can display and measure the ejection fraction and wall motion of the heart.

In neurology, PET imaging is now being used as a surgical planning tool to locate the source of epileptic disturbances in patients with uncontrollable seizures. In other neurological applications, PET is used in the diagnosis of dementia, Alzheimer’s disease, Pick’s disease and Parkinson’s disease, and in the evaluation of stroke severity.

In oncology, PET imaging has historically been used to measure the metabolism of tumor masses after surgery or chemotherapy. Clinical experience has shown that PET is more accurate than CT scans or MRI in determining the effectiveness of chemotherapy and radiotherapy in the treatment of cancer. PET scans are becoming commonly used to assess suspected breast cancer and whether the lymph system has become involved. Whole body PET scans are now routinely performed to survey the body for cancer. This application enables oncologists to see the total picture of all metastases in a patient, thereby allowing them to properly tailor the course of treatment.

The radiopharmaceuticals employed in PET imaging are used by organs in their natural processes, such as blood flow and metabolism, without affecting their normal function, and quickly dissipate from the body. Radiopharmaceuticals used in PET procedures expose patients to a certain amount of radiation, which is measured in units of milliRads. Exposure to radiation can cause damage to living tissue, and the greater the radiation exposure, the greater the potential for damage. Certain PET procedures expose a patient to less radiation than would be associated with other imaging technologies. A PET cardiac scan, using the radiopharmaceutical Rubidium-82, results in exposure of approximately 96 milliRads, while a neurological PET scan using 18-FDG, results in exposure of approximately 390 milliRads. In contrast, a typical chest X-ray results in exposure of approximately 150 milliRads and a CT scan results in exposure of approximately 500 to 4,000 milliRads, depending on the procedure.

Radiopharmaceuticals used in PET technology can be created using many natural substances including carbon, oxygen, nitrogen and fluorine. The PET procedure to be performed determines the type of radiopharmaceutical used. Radiopharmaceuticals are made ready for use at a clinic, hospital, or commercial nuclear pharmacy by either a cyclotron or generator. Cyclotrons require an initial capital investment of up to $2 million, an additional capital investment for site preparation, and significant annual operating expenses. Generators require an initial capital investment of approximately $60,000, no additional capital investment for site preparation, and monthly operating expenses of approximately $30,000. While POSICAM™ systems have been designed flexibly to be used with both cyclotron and generator-produced radiopharmaceuticals, they have proprietary design features that enhance their ability to use generator-produced radiopharmaceuticals. As a result, clinics or hospitals intending to focus on certain cardiac PET applications can avoid the significant capital and operating expenses associated with a cyclotron.

Marketing Strategy

The Company’s initial marketing strategy targeted clinical cardiology based on research conducted at the University of Texas. This research showed the commercial potential of clinical cardiology applications of PET imaging. With the development of the POSICAM™ HZ, POSICAM™ HZL series and now the mPowerTM series of systems, Positron is pursuing the full oncology, cardiology and neurology related PET application markets. The Company believes that it can capture additional market share by leveraging its strong reputation in the cardiology marketplace to continue to strengthen its leadership position in this sector, while building its expertise and reputation in the oncology and neurology application markets.

To market its systems, Positron relies on referrals from users of its existing base of installed scanners, trade show exhibits, trade journal advertisements, clinical presentations at professional and industry conferences, and published articles in trade journals. The Company uses both sales personnel and key distributors who have geographic or market expertise. Positron incurs minimal expense for sales until there is a completed sale. Positron continued to broaden its communications with the market in support of sales through its developing distribution network and using the internet and directed mailings. We believe that this approach will be cost effective and allow Positron to compete cost effectively with larger competitors. There is no assurance that the Company’s marketing strategy is sufficiently aggressive to compete against larger, better funded competitors.

The POSICAM™ System

At the heart of the POSICAM™ system is its detector assembly, which detects the gammas from positron emissions, and electronic circuits that pinpoint the location of each emission. POSICAM™ systems are easy to use and are neither physically confining nor intimidating to patients. POSICAM™ scans are commonly performed on an outpatient basis.

The Company’s POSICAM™ system compares favorably with PET systems produced by other manufacturers based upon count rate and sensitivity. The count-rate and sensitivity of an imaging system determine its ability to detect, register and assimilate the greatest number of meaningful positron emission events in the shortest period of time. The high count-rate capability and sensitivity of the POSICAM™ systems result in good diagnostic accuracy as measured by fewer false positives and false negatives. Further benefits of high count-rate and sensitivity include faster imaging and the ability to use short half-life radiopharmaceuticals, thereby reducing patient exposure to radiation and potentially reducing the capital cost to some purchasers by eliminating the need for a cyclotron for certain cardiac applications.

The detector assembly consists of crystals, which scintillate (emit light) when exposed to gamma photons from positron-electron annihilations, in combination with photomultiplier tubes, which are coupled to the crystals and convert the scintillations into electrical impulses. The Company employs its own patented staggered crystal array design for the POSICAM™ detectors. Unlike competing PET systems, this feature permits the configuration of the detector crystals to collect overlapping slices and more accurately measure the volume of interest by eliminating image sampling gaps. This is important since under-sampling, or gaps in sampling, can contribute to an inaccurate diagnosis. The crystal design also reduces “dead time” - the time interval following the detection and registration of an event during which a subsequent event cannot be detected. The basic unit of identification within each crystal module is small, thereby reducing the probability of multiple hits during a dead period for higher levels of radioactive flux (activity in the patient).

The POSICAM™ system creates a high number of finely spaced image slices. An image slice is a cross-sectional view that is taken at an arbitrary angle to the angle of the organ being scanned, and not necessarily the angle a physician wishes to view. The POSICAM™ computer can then adjust the cross-sectional view to create an image from any desired angle. The high number of finely spaced image slices created by the POSICAM™ system enhances the accuracy of the interpreted image set.

An integral part of a POSICAM™ system is its proprietary data acquisition microprocessor and its application system software. The Company’s software can reconstruct an image in five seconds or less. The Company has expended substantial effort and resources to develop computer software that is user-friendly and clinically oriented. The only personnel needed to perform clinical studies with the POSICAM™ systems are a trained nurse, a trained technician and an overseeing physician for patient management and safety.

POSICAM™ HZ, HZL and mPowerTM

In addition to the basic POSICAM™ system, the Company offers two advanced versions, the POSICAM™ HZ and the POSICAM™ HZL, which are now being further enhanced to become the mPowerTM product line. Oncologists and neurologists require enhanced resolution and a large field of view to detect small tumors and scan large organs, such as the liver. The mPower™ systems employ new detector concepts to satisfy these needs while maintaining the high count rate capability and sensitivity of the basic POSICAM™. In May 1991, the Company received approval from the FDA to market the POSICAM™ HZ, and in May 1993, the Company received a patent for the innovative light guide and detector staggering concepts used in the POSICAM™ HZ and HZL. In July 1993, the Company received FDA approval to market in the United States the POSICAM™ HZL, which has a larger axial field of view than the POSICAM™ HZ, facilitating whole body scanning and the scanning of large organs. In July 2002, the Company received FDA approval to market in the United States the POSICAM™ mPower™ system.

The Company believes that the special features of the POSICAM™ HZL and mPowerTM systems enhance their usefulness in oncology and neurology applications. Furthermore, many price sensitive hospitals and health care providers may seek to leverage external resources for the delivery of PET diagnostic services for their patients. To respond to this market need, the Company intends to expand into the mobile PET market, for which the Company has previously received 510(k) approval from the FDA. In addition, the POSICAMTM system has been registered with the State of Texas Department of Health, Bureau of Radiation Control, as a Device suitable for both stationary and mobile use.

Customer Service and Warranty

The Company has three (3) field service engineers in the United States who have primary responsibility for supporting and maintaining the Company’s installed equipment base. In addition, the Company has field engineers involved in site planning, customer training, sales of hardware upgrades, sales and administration of service contracts, telephone technical support and customer service.

The Company typically provides a one-year warranty to purchasers of POSICAM™ systems. However, in the past, the Company offered multi-year warranties to facilitate sales of its systems. Following the warranty period, the Company offers purchasers a comprehensive service contract under which the Company provides all parts and labor, system software upgrades and unlimited service calls. The Company offers to provide service to all of its POSICAM™ systems, however, at year end 2005, the company had eight (8) service contracts in force and one (1) system under manufacturers warranty. The Company intends to negotiate the extension of all of the service contracts expiring in 2006; however, there can be no assurance that such extensions will be obtained.

The Company’s service goal is to maintain maximum system uptime. Success of a clinical site is largely dependent on patient volume during normal working hours and, therefore, equipment uptime and reliability are key factors in this success. Records compiled by the Company show an average uptime of more than 95% for all installed POSICAM™ systems during 2005 and 2004.

Competition

The Company faces competition primarily from three very large commercial manufacturers of PET systems and from other imaging technologies. The Company does not believe that MRI and CT scan imaging represent significant competing technologies, but rather complementary technologies to PET, since PET, MRI and CT scans each provide information not available from the others. However, magnetic resonance angiography (“MRA”) is seen by some cardiologists to be competitive with PET myocardial perfusion imaging (“MPI”).

The Company’s primary competition from commercial manufacturers of PET systems comes from General Electric Medical Systems (“GEMS”) a division of General Electric Company (“GE”), Siemens Medical Systems, Inc. (“Siemens”) which recently announced the acquisition of its joint venture partner, CTI, Inc., and ADAC Medical Systems, which was acquired by Philips Medical (“Philips”). GE, Siemens and Philips have substantially greater financial, technological and personnel resources than the Company.  In addition, two Japanese manufacturers, Hitachi and Shimadzu, have manufactured and sold PET scanners in Japan and are beginning to sell in the United States. These manufacturers represent additional sources of competition that have greater financial, technological and personnel resources than the Company.

GE, Siemens and Philips have introduced a scanner that combines CT scanning and PET in one unit. This scanner type has put Positron at a competitive disadvantage. High field MRI technology, an advanced version of MRI, is in the development stage, but is a potential competitor to PET in certain neurology and oncology applications. Presently, high field MRI may be useful in performing certain research (non-clinical) applications such as blood flow studies to perform “brain mapping” to localize the portions of the brain associated with individual functions (such as motor activities and vision). However, high field MRI does not have the capability to assess metabolism. The Company cannot presently predict the future competitiveness of high field MRI.

Third-Party Reimbursement

POSICAM™ systems are primarily purchased by medical institutions and clinics, which provide health care services to their patients. Such institutions or patients typically bill or seek reimbursement from various third-party payers such as Medicare, Medicaid, other governmental programs and private insurance carriers for the charges associated with the provided healthcare services. The Company believes that the market success of PET imaging depends largely upon obtaining favorable coverage and reimbursement policies from such programs and carriers.

Medicare/Medicaid reimbursement. Prior to March 1995, Medicare and Medicaid did not provide reimbursement for PET imaging. Decisions as to such policies for major new medical procedures are typically made by the Center for Medicare and Medicaid Services (“CMS”) formerly the U.S. Health Care Financing Administration, based in part on recommendations made to it by the Office of Health Technology Assessment (“OHTA”). Historically, OHTA has not completed an evaluation of a procedure unless all of the devices and/or drugs used in the procedure have received approval or clearance for marketing by the FDA. Decisions as to the extent of Medicaid coverage for particular technologies are made separately by the various state Medicaid programs, but such programs tend to follow Medicare national coverage policies. In 1999, CMS approved reimbursement on a trial basis for limited cardiac, oncological, and neurological diagnostic procedures. In December 2000, CMS expanded its coverage in cardiology, oncology and neurology for centers utilizing true PET scanners. In July 2001, CMS further expended its coverage of these procedures and virtually eliminated reimbursement for SPECT imagers performing PET scans. This helped to strengthen the market for “true” PET scanners. In 2001, CMS also implemented its procedures to differentiate hospital based outpatient services from free-standing outpatient services. Under this new program, hospital based PET centers are to be paid less for providing PET services than free-standing centers. This program was to be finalized in 2002. Through 2004, CMS has continued to approve additional procedures for reimbursement. Effective January 30, 2005, CMS announced PET coverage for cervical cancer. Although expanding, Medicare and Medicaid reimbursement for PET imaging continues to be restrictive. The Company believes that restrictive reimbursement policies have had a very significant adverse affect on widespread use of PET imaging and have, therefore, adversely affected the Company’s business, financial condition, results of operations and cash flows.

In 1996, CMS approved reimbursement for one PET procedure in cardiology. In 1998, four additional procedures in cardiology, oncology and neurology were approved. In February 1999, three additional procedure reimbursements were approved in oncology. In December 2000, six additional procedure reimbursements were approved in oncology, one in cardiology and one in neurology. In 2001, further refinements of the reimbursement policies were introduced with expansion in oncology. Whether CMS will continue to approve additional reimbursable procedures, and whether private insurers will follow CMS’s lead are unknown at this time. PET scanner demand in the US increased markedly after the announcement of increasing reimbursement. It is unknown at this time if the increase in demand will be sustained as reimbursement expands.

In March 2000, the FDA issued a “Draft Guidance” finding 18-FDG and 13-NH3 (radiopharmaceuticals used in the Company’s PET scanner) to be safe and effective for broad oncology and cardiology indications. There is no assurance, however, that the FDA’s findings in the future will not change or that additional radiopharmaceuticals will be approved.

Private insurer reimbursement. Until the expansion of coverage of CMS, most insurance carriers considered PET imaging to be an investigational procedure and did not reimburse for procedures involving PET imaging. However, this perspective has begun to change as a result of Medicare’s expanding acceptance of reimbursements for certain PET procedures. The Company believes that certain private insurance carriers are expanding coverage as experience is gained with PET imaging procedures. While they may not have broad PET reimbursement policies in place today, those providing some reimbursement for PET scans do so on a case-by-case basis.

Any limitation of Medicare, Medicaid or private payer coverage for PET procedures using the POSICAM™ system will likely have a material adverse effect on the Company’s business, financial condition, results of operations and cash flows.

Manufacturing

The Company recently entered into a joint venture with a Chinese company for the production of its PET scanners. On June 30, 2005 the Company entered into a Joint Venture Contract with Neusoft Medical Systems Co., Inc. of Shenyang, Lianoning Province, People's Republic of China ("Neusoft"). Pursuant to the Joint Venture Contract the parties formed a jointly-owned company, Neusoft Positron Medical Systems Co., Ltd. (the "JV Company"), to engage in the manufacturing of PET and CT/PET medical imaging equipment. The JV Company received its business license and was organized in September 2005.

The Company and Neusoft are active in researching, developing, manufacturing, marketing and/or selling Positron Emission Tomography ("PET") technology and both parties seek to mutually benefit from each other's strengths, and intend to cooperate in the research, development and manufacturing of PET technology. The purpose and scope of the JV Company's business is to research, develop and manufacture Positron Emission Tomography systems (PET), and an integrated X-ray Computed Tomography system (CT) and PET system (PET/CT), and to otherwise provide relevant technical consultation and services.

The parties to the joint venture contributed an aggregate of US $2,000,000 in capital contributions. Neusoft's aggregate contribution to the capital of the JV Company is 67.5% of the total registered capital of the Company, or US$ 1,350,000, and was made in cash. The Company's aggregate contribution to the capital of the JV Company is 32.5% of the total registered capital of the Company, or US$ 650,000, of which US$ 250,000 was made in cash, and US$ 400,000 was made in the form of a technology license. Positron has moved available to the JV Company certain of its PET technology, while Neusoft made available to the JV Company certain CT technology for the development and production of an integrated PET/CT system. The parties will share the profits, losses and risks of the JV Company in proportion to and, in the event of losses, to the extent of their respective contributions to the registered capital of the JV Company.

The joint venture will sell products manufactured by the JV Company to both joint venture parties for further resale in the marketplace. After the ramp-up period of the JV Company, each party has rights to and risk obligations for its capacity of products required from the JV Company. The parties intend that the manufacturing capacity of the JV Company will be shared on an equivalent basis to each party's contribution to the registered capital of the JV Company, as measured by the manufacturing work and resources needed by the JV Company for the resulting products.

Under its Joint Venture Contract with Neusoft, the Company has the exclusive right to sell PET system products developed by the JV Company in Canada, the U.S. and Mexico under its registered trademarks, and PET/CT products developed by the JV Company in Canada and under the trademark of "Neusoft Positron." The Company and Neusoft have equal rights to sell PET/CT products developed by the JV Company in the U.S. and Mexico under the trademark of "Neusoft Positron." Neusoft has the exclusive right to sell products developed by the JV Company in China under its registered trademarks. Each of Neusoft and the Company has the right to sell products developed by the JV Company in the countries and regions worldwide with the exception of China, Canada, the U.S. and Mexico where select exclusive rights apply.

While the parties believe that the joint venture will meet their objectives, there can be no assurance that the joint venture will meet such objectives, including the development, production and timely delivery of PET and PET/CT systems.

The Company believes that although manufacturing and select research and development has been outsourced, if necessary, it has the ability to assemble its POSICAM™ scanners in its facility located in Houston, Texas. Scanners are generally produced by assembling parts furnished to the Company by outside suppliers. The Company believes that it can assemble and test a typical POSICAM™ system in two to three months.

There are several essential components of the Company’s POSICAM™ and mPowerTM systems which are obtained from limited or sole sources, including bismuth germinate oxide (“BGO”) crystals, which detect gamma photons from positron emissions, and photomultiplier tubes, which convert light energy emitted by such crystals into electrical impulses for use in the image reconstruction process. During 2000, the Company qualified a second vendor for BGO crystal assemblies. This has reduced the Company’s exposure in this critical component. While the Company attempts to make alternate supply arrangements for photomultiplier tubes and other critical components, in the event that the supply of any of these components is interrupted, there is no assurance that those arrangements can be made and will provide sufficient quantities of components on a timely or uninterrupted basis. Further, there is no assurance that the cost of supplies will not rise significantly or that components from alternate suppliers will continue to meet the Company’s needs and quality control requirements.

Research and Development

The Company’s POSICAM™ systems are based upon proprietary technology initially developed at the University of Texas Health Science Center (“UTHSC”) in Houston, Texas, under a $24 million research program begun in 1979 and funded by UTHSC and The Clayton Foundation for Research (“Clayton Foundation”), a Houston-based, non-profit organization. Since that time, the Company has funded further product development and commercialization of the system. These research and development activities are costly and critical to the Company’s ability to develop and maintain improved systems. The Company’s research and development expenses were approximately $446,000 and $401,000 for the years 2005 and 2004, respectively. The Company’s inability to conduct such activities in the future may have a material adverse affect on the Company’s business as a whole.

Patent and Royalty Arrangements

The Company acquired the know-how and patent rights for positron imaging from three entities: the Clayton Foundation, K. Lance Gould (formerly a director) and Nizar A. Mullani (also formerly a director.) Pursuant to agreements with each of them, the Company was obligated to pay royalties of up to 4.0% in the aggregate of gross revenues from sales, uses, leases, licensing or rentals of the relevant technology. Royalty obligations amounting to approximately $352,000 were included in liabilities at December 31, 2005.

The Company has several historic domestic and international patents pertaining to positron emission tomography technology and currently maintains two active U.S. patents relating to the unique construction and arrangement of the photo detector module array used in its devices. The older of these two patents was issued in March of 1988 and will expire in June of 2006. The second patent was issued in May 1993 and expires in December of 2011.

The Company seeks to protect its trade secrets and proprietary know-how through confidentiality agreements with its consultants. The Company requires each consultant to enter into a confidentiality agreement containing provisions prohibiting the disclosure of confidential information to anyone outside the Company, and requiring disclosure to the Company of any ideas, developments, discoveries or investigations conceived during service as a consultant and the assignment to the Company of patents and proprietary rights to such matters related to the business and technology of the Company.

RISK FACTORS

AN INVESTMENT IN SHARES OF OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE DECIDING TO INVEST OR MAINTAIN AN INVESTMENT IN SHARES OF OUR COMMON STOCK. THIS PROSPECTUS CONTAINS OR INCORPORATES BY REFERENCE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, IT IS LIKELY THAT OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS WOULD BE HARMED. AS A RESULT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE PART OR ALL OF YOUR INVESTMENT.

The following risks with respect to the Registrant's operations, business and financial condition should be carefully considered. These risks and uncertainties are not the only ones facing the Registrant. Other risks and uncertainties that have not been predicted or assessed by the Registrant may also adversely affect the Registrant. Some of the information in this report contains forward-looking statements that involve substantial risks and uncertainties. These statements can be identified by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "intend," "estimate," and "continue" or other similar words. Statements that contain these words should be carefully read for the following reasons:

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the statements may disclose the Registrant's future expectations;

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the statements may contain projections of the Registrant's future earnings or of the Registrant's financial condition; and

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the statements may state other "forward-looking" information.

History of Losses. To date the Company has been unable to sell POSICAM™ systems in quantities sufficient to be operationally profitable. Consequently, the Company has sustained substantial losses. During the year ended December 31, 2005, the Company had a net loss of approximately $3,806,000, compared to a net loss of $1,658,000 during 2004. At December 31, 2005, the Company had an accumulated deficit of approximately $62,239,000. There can be no assurances that the Company will ever achieve the level of revenues needed to be operationally profitable in the future and if profitability is achieved, that it will be sustained. Due to the sizable sales price of each POSICAM™ system and the limited number of systems that have been sold or placed in service in each fiscal period, the Company’s revenues have fluctuated, and may likely continue to fluctuate significantly from quarter to quarter and from year to year. The opinion of the Company’s independent auditors for the year ended December 31, 2005 expressed substantial doubt as to the Company’s ability to continue as a going concern. The Company will need to increase system sales to become profitable or obtain additional capital.

Recruiting and Retention of Qualified Personnel. The Company’s success is dependent to a significant degree upon the efforts of its executive officers and key employees. The loss or unavailability of the services of any of its key personnel could have a material adverse effect on the Company. The Company’s success is also dependent upon its ability to attract and retain qualified personnel in all areas of its business, particularly management, research and development, sales and marketing and engineering. There can be no assurance that the Company will be able to continue to hire and retain a sufficient number of qualified personnel. If the Company is unable to retain and attract such qualified personnel, its business, operating results and cash flows could be adversely affected.

Working Capital The Company had cash and cash equivalents of $205,000 at December 31, 2005. The Company received an additional $2,375,000 and $1,550,000 in loan proceeds from affiliated entities in 2005 and 2004, respectively.  In spite of the loan proceeds, the Company believes that it will continue to experience operating losses and accumulate deficits in the foreseeable future. If we are unable to obtain financing to meet our cash needs we may have to severely limit or cease our business activities or may seek protection from our creditors under the bankruptcy laws.

NASDAQ SmallCap Market Eligibility Failure to Meet Maintenance Requirements: Delisting of Securities from the NASDAQ System. The Company’s common stock was previously listed on the NASDAQ SmallCap Market. The Board of Governors of the National Association of Securities Dealers, Inc. (“NASD”) has established certain standards for the continued listing of a security on the NASDAQ SmallCap Market. The standards required for the Company to maintain such listing include, among other things, that the Company have total capital and surplus of at least $2,000,000. In 1997, the Company failed to maintain its NASDAQ stock market listing and may not meet the substantially more stringent requirements to be re-listed for some time in the future. There can be no assurances that the Company will ever meet the capital and surplus requirements needed to be re-listed under the NASDAQ SmallCap Market System.

Trading of the Company’s common stock is currently conducted on the NASD’s OTC Bulletin Board. Trading in the common stock is covered by rules promulgated under the Exchange Act for non-NASDAQ and non-exchange listed securities. Under such rules, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to a transaction prior to sale. Securities are exempt from these rules if the market price is at least $5.00 per share. As of December 31, 2005, the closing price of the Company’s common stock was $0.09. In addition, the SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. The Company’s common stock is currently subject to such penny stock rules. The regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith. As a penny stock, the market liquidity for the Company’s common stock is severely affected due to the limitations placed on broker/dealers that sell the common stock in the public market.

Substantial Competition and Effects of Technological Change. The industry in which the Company is engaged is subject to rapid and significant technological change. There can be no assurance that POSICAM™ systems can be upgraded to meet future innovations in the PET industry or that new technologies will not emerge, or existing technologies will not be improved, which would render the Company’s products obsolete or non-competitive. The Company faces competition in the United States PET market primarily from GE, CTI/Siemens and ADAC/Philips, each of which has significantly greater financial and technical resources and production and marketing capabilities than the Company. In addition, there can be no assurance that other established medical imaging companies, any of which would likely have greater resources than the Company, will not enter the market. The Company also faces competition from other imaging technologies, which are more firmly established and have a greater market acceptance, including SPECT. There can be no assurance that the Company will be able to compete successfully against any of its competitors.

No Assurance of Market Acceptance.  The POSICAM™ systems involve new technology that competes with more established diagnostic techniques. The purchase and installation of a PET system involves a significant capital expenditure on the part of the purchaser. A potential purchaser of a PET system must have an available patient base that is large enough to provide the utilization rate needed to justify such capital expenditure. There can be no assurance that PET technology or the Company’s POSICAM™ systems will be accepted by the target markets, or that the Company’s sales of POSICAM™ systems will increase or that the Company will be profitable.

Patents and Proprietary Technology. The Company holds certain patent and trade secret rights relating to various aspects of its PET technology, which are of material importance to the Company and its future prospects. There can be no assurance, however, that the Company’s patents will provide meaningful protection from competitors. Even if a competitor’s products were to infringe on patents held by the Company, it would be costly for the Company to enforce its rights, and the efforts at enforcement would divert funds and resources from the Company’s operations. Furthermore, there can be no assurance that the Company’s products will not infringe on any patents of others.

In addition, the Company requires each of its consultants to enter into a confidentiality agreement designed to assist in protecting the Company’s proprietary rights. There can be no assurance that these agreements will provide meaningful protection or adequate remedies for the Company’s trade secrets or proprietary know-how in the event of unauthorized use or disclosure of such information, or that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company’s trade secrets and proprietary know-how.

Government Regulation. Various aspects of testing, manufacturing, labeling, selling, distributing and promoting our systems and the radiopharmaceuticals used with them are subject to regulation on the federal level by the FDA and in Texas by the Texas Department of Health and other similar state agencies. In addition, sales of medical devices outside the United States may be subject to foreign regulatory requirements that vary widely from country to country. The FDA regulates medical devices based on their device classification. Positron’s device is listed as a Class II medical device, the safety and effectiveness for which are regulated by the use of special controls such as published performance standards. To date, the FDA has not published performance standards for PET systems. If the FDA does publish performance standards for PET systems, there can be no assurance that the standards will not have a potentially adverse effect on our product, including substantial delays in manufacturing or disrupting the Company’s marketing activities. Other FDA controls, reporting requirements and regulations also apply to manufacturers of medical devices, including: reporting of adverse events and injuries, and the mandatory compliance with the Quality System Regulations commonly known as Good Manufacturing Practices.

In addition to the regulatory requirements affecting the day-to-day operations of the Company’s product, the FDA requires medical device manufacturers to submit pre-market clearance information about their proposed new devices and/or proposed significant changes to their existing device prior to their introduction into the stream of commerce. This process, commonly referred to as a 510(k) Clearance, is an extensive written summary of performance information, comparative information with existing medical devices, product labeling information, safety and effectiveness information, intended use information, and the like. Until the FDA has had the opportunity to thoroughly review and “clear” the submission, commercial distribution of the product is specifically disallowed. Although the FDA is required to respond to all pre-market notifications within ninety days of receiving them, the FDA often takes longer to respond. Once the FDA has cleared the device, it notifies the manufacturer in terms of a “substantial equivalence” letter. The manufacturer may begin marketing the new or modified device when it receives the substantial equivalence letter. If the FDA requires additional information or has specific questions, or if the Company is notified that the device is not “substantially equivalent” to a device that has already been cleared, the Company may not begin to market the device. A non-substantial equivalence determination or request for additional information of a new or significantly modified product could materially affect the Company’s financial results and operations. There can be no assurance that any additional product or enhancement that the Company may develop will be approved by the FDA. Delays in receiving regulatory approval could have a material adverse effect on the Company’s business. The Company submitted an application for such a 510(k) clearance on June 18, 2002 and was granted a new 510(k) on July 12, 2002, number K022001.

The FDA conducted a routine inspection to determine compliance with Quality System Regulations of the Company’s operation in February 2004 and issued a Warning Letter to the Company based on the findings of the inspection in April 2004. The inspection resulted in issuance of nine inspectional observations. The Company subsequently responded to and corrected the observations noted. Accordingly, in June of 2005, the FDA removed the restrictions placed upon the Company by the April 2004 Warning Letter.  The Company has satisfied the compliance requirements set forth by the FDA.

In addition to complying with federal requirements, the Company is required under Texas state law to register with the State Department of Health with respect to maintaining radiopharmaceuticals on premises for testing, research and development purposes. Positron submitted a new application to the Texas Department of Health for a Radioactive Material License on July 10, 2000 and was granted a Radioactive Material License with an expiration date of July 31, 2007. While in the past the Company has received notice of only minor violations which were promptly and easily corrected, and while the Company believes that it has taken adequate measures to prevent the recurrence of any violations, there is no assurance that violations may not occur in the future, which could have a material adverse effect on the Company’s operations. In addition, Texas state law requires a safety evaluation of devices that contain radioactive materials. The Company submitted an application for such an evaluation to the Texas Department of Health, Bureau of Radiation Control. As a result, Positron’s medical diagnostic scanner has been placed on the Registry of Radioactive Sealed Sources and Devices as of September 20, 2001.

The Company’s operations and the operations of PET systems are subject to regulation under federal and state health safety laws, and purchasers and users of PET systems are subject to federal and state laws and regulations regarding the purchase of medical equipment such as PET systems. All laws and regulations, including those specifically applicable to the Company, are subject to change. The Company cannot predict what effect changes in laws and regulations might have on its business. Failure to comply with applicable laws and regulatory requirements could have material adverse effect on the Company’s business, financial conditions, results of operations and cash flows.

Further, sales of medical devices outside the country may be subject to foreign regulatory requirements. These requirements vary widely from country to country. There is no assurance that the time and effort required to meet those varying requirements may not adversely affect Positron’s ability to distribute its systems in some countries.

Certain Financing Arrangements. In order to sell its POSICAM™ systems, the Company has from time to time found it necessary to participate in ventures with certain customers or otherwise assist customers in their financing arrangements. The venture arrangements have involved lower cash prices for the Company’s systems in exchange for interests in the venture. These arrangements expose the Company to the attendant business risks of the ventures. The Company has, in certain instances, sold its systems to financial intermediaries, which have, in turn, leased the system. Such transactions may not give rise to the same economic benefit to the Company as would have occurred had the Company made a direct cash sale at its regular market price on normal sale terms. There can be no assurance that the Company will not find it necessary to enter similar transactions to effect future sales. Moreover, the nature and extent of the Company’s interest in such ventures or the existence of remarketing or similar obligations could require the Company to account for such transactions as “financing arrangements” rather than “sales” for financial reporting purposes. Such treatment could have the effect of delaying the recognition of revenue on such transactions and may increase the volatility of the Company’s financial results.

Product Liability and Insurance. The use of the Company’s products entails risks of product liability. There can be no assurance that product liability claims will not be successfully asserted against the Company. The Company maintains liability insurance coverage in the amount of $1 million per occurrence and an annual aggregate maximum of $2 million. However, there can be no assurance that the Company will be able to maintain such insurance in the future or, if maintained, that such insurance will be sufficient in amount to cover any successful product liability claims. Any uninsured liability could have a material adverse effect on the Company.

No Dividends. The Company has never paid cash dividends on its common stock and does not intend to pay cash dividends on its common stock in the foreseeable future.

Future Financing Needs.  The Registrant's business model requires additional financing in order to consummate acquisitions and fund opportunities. No assurance can be given that additional financing will be available to the Registrant on acceptable terms, if at all. If the Registrant raises additional funds by issuing additional equity securities, further dilution to existing equity holders will result. If adequate additional funds are not available, the Registrant may be required to curtail significantly its long-term business objectives and its results from operations may be materially and adversely affected.

Decrease in Market Price.    If the conversion prices at which the callable secured promissory notes are converted are lower than the price at which you made your investment, immediate dilution of the value of your investment will occur. In addition, sales of a substantial number of shares of common stock issued upon conversion of the callable secured promissory notes, or even the perception that such sales could occur, could adversely affect the market price of our common stock, which would mean that the callable secured promissory notes would be convertible into an increased number of shares of our common stock in cases where, as described elsewhere in these risk factors, the conversion price is based upon a discount from the closing price of our common stock. You could, therefore, experience a substantial decline in the value of your investment as a result of both the actual and potential conversion of the callable secured promissory notes.

Dilution.  If the Selling Stockholders sequentially convert portions of the callable secured promissory notes and warrants into shares of our common stock at alternate conversion prices and resell those shares into the market, then the market price of our common stock could decline due to the additional shares available in the market, particularly in light of the relatively thin trading volume of our common stock. Consequently, if the Selling Stockholders repeatedly convert portions of the callable secured promissory notes at alternate conversion prices and then the Selling Stockholders resell those underlying shares into the market, your investment could be substantially and materially diluted following conversion of the callable secured promissory notes.

Reporting Compliance Obligation.  The agreements we entered into in connection with the Selling Stockholders require us to, among other things, register for resale the shares of common stock issued or issuable under callable secured promissory notes and maintain the effectiveness of the registration statements for an extended period of time. We are subject to liquidated damage assessments of 2% of the principal amount of the notes as to which the registration obligations relate for each month of non-compliance, subject to pro ration for partial months. If we are unable to obtain and maintain effectiveness of the required registration statements, then we may be required to pay liquidated damages, which would adversely affect our business, operating results, financial condition, and ability to service our other indebtedness by negatively impacting our cash flows.

Concentration of Voting Stock Ownership.   As of June 13, 2006, our principal shareholders, Imagin Diagnostic Centres, Inc., Positron Acquisition Corp. and Quantum Medical Partners, Inc. owned approximately 59.7%, 48.7% and 42.3% respectively, of the issued and outstanding shares of our voting stock on a fully-diluted basis.  As a result, those shareholders have the ability to exert significant control over matters that could include the election of directors, changes in the size and composition of the board of directors, and mergers and other business combinations involving our company. In addition, through control of the board of directors and voting power, they may be able to control certain decisions, including decisions regarding the qualification and appointment of officers, dividend policy, access to capital (including borrowing from third-party lenders and the issuance of additional equity securities) and the acquisition or disposition of our assets. In addition, the concentration of voting power in the hands of those individuals could have the effect of delaying or preventing a change in control of our company, even if the change in control would benefit our stockholders. A perception in the investment community of an anti-takeover environment at our company could cause investors to value our stock lower than in the absence of such a perception.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

Certain statements contained herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Registrant desires to avail itself of certain "safe harbor" provisions of the 1995 Reform Act and is therefore including this special note to enable it to do so. Forward-looking statements included in this Report on Form 10-KSB involve known and unknown risks, uncertainties, and other factors which could cause the Registrant's actual results, performance (financial or operating) or achievements to differ from the Registrant’s best estimate of future results, performance (financial or operating) or achievements expressed or implied by such forward-looking statements. These risks include, but are not limited to, risks related to recently consummated acquisitions as well as future acquisitions, the Registrant's ability to increase its revenues and produce net income, effects of competition and technological changes, risks related to exposure to personal injury and workers' compensation claims, risks that the Registrant's insurers may not provide adequate coverage, risks associated with compliance with government regulations and dependence upon key personnel.

The Registrant believes it is important to communicate its expectations to its investors. There may be events in the future, however, that the Registrant is not able to accurately predict or over which it has no control. The risk factors listed below, as well as any cautionary language in this report, provide examples of risks, uncertainties and events that may cause the Registrant's actual results to differ materially from the expectations it described in the Registrant's forward-looking statements. Before any investment is made in the Registrant's securities, awareness that the occurrence of any of the events described in the risk factors below, elsewhere in this report, and other events that the Registrant has not predicted or assessed could have a material adverse effect on the Registrant's earnings, financial condition or business. In such case, the price of the Registrant's securities could decline and any investor may lose all or part of the investor's investment.

SELLING SECURITY HOLDERS AND RECENT FINANCING

On May 23, 2006, we entered into a Securities Purchase Agreement for a total subscription amount of $2,000,000 that included Stock Purchase Warrants and Callable Secured Convertible Notes with AJW Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC (the “Selling Stockholders”). The initial funding of $700,000 was completed on May 26, 2006 with the following parties and evidenced by callable secured convertible notes: AJW Partners, LLC invested $71,400; AJW Offshore, Ltd. invested $411,600;  AJW Qualified Partners, LLC invested $195,300 and New Millennium Capital Partners II, LLC invested $9,100. The parties received the following number of warrants;

AJW Partners, LLC – 3,060,000 warrants; AJW Offshore, Ltd. - 18,180,000 warrants; AJW Qualified Partners, LLC – 8,370,000 warrants; and New Millennium Capital Partners II, LLC - 390,000 Warrants. The callable secured convertible notes are convertible into shares of our common stock based upon an average of the lowest three intra-day trading prices of our common stock during the 20 days immediately prior to the conversion date multiplied by the “Applicable Percentage”. Applicable percentage means 50% initially, 55% upon filing of the Registration Statement with the SEC and 65% when the Registration Statement is declared effective by the SEC. The exercise price of the warrants is $.15 per share and may be exercised on a cashless basis by exercising less than the number of shares underlying the warrants based upon the difference between the market price and the exercise price of the common stock. Under the terms of the callable secured convertible note and the related warrants, the callable secured convertible notes and the warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of callable secured convertible notes or unexercised portions of the warrants) would not exceed 4.99% of the then outstanding common stock as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934. In addition, pursuant to the Securities Purchase Agreement, we are required to purchase key man life insurance and are in the process of securing such life insurance policies.

When we file this original registration statement, we will receive additional funds of $600,000.  There is a final funding commitment of $700,000  when this registration statement is declared effective.

The following table sets forth the names of the Selling Stockholders, the number of shares of common stock beneficially owned by each of the Selling Stockholders as of June 14, 2006 and the number of shares of common stock being offered by the Selling Stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the Selling Stockholders may offer all or part of the shares for resale from time to time. However, the Selling Stockholders are under no obligation to sell all or any portion of such shares nor are the Selling Stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the Selling Stockholders.

Name of Selling Stockholder (11)	Percent of Shares of common stock owned prior to the Offering (1)	Common Shares owned prior to the Offering (2)	Shares of common stock to be sold in the Offering	Number of Shares owned after the Offering
AJW Partners, LLC (7)	0%	0	7,418,181 (3)	0
AJW Offshore, Ltd. (8)	0%	0	44,072,727 (4)	0
AJW Qualified Partners, LLC (9)	0%	0	20,290,909 (5)	0
New Millennium Capital Partners II, LLC	0%	0	945,455 (6)	0

(1)

Based on 78,275,046 shares issued and outstanding as of June 14, 2006.

(2)

The conversion has been calculated based on the maximum number of  Shares the investors can receive in accordance with the 6% Callable Secured Convertible Notes. The number of shares set forth in the table for the Selling Stockholders represents an estimate of the number of shares of common stock to be offered by the Selling Stockholders. The actual number of shares of common stock issuable upon conversion of the notes and exercise of the warrants is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by us at this time including, among other factors, the future market price of the common stock. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the notes and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. Under the terms of the notes, if the notes had actually been converted on May 26, 2006, the conversion price would have been $0.05616. Under the terms of the notes and the related warrants, the notes are convertible and the warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of notes or unexercised portions of the warrants) would not exceed 4.99% of the then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholder exceeds the number of shares of common stock that the selling stockholder could own beneficially at any given time through their ownership of the notes and the warrants.

(3)

Consists of 200% of the shares of common stock issuable in connection with the conversion of the callable secured convertible note.

(4)

Consists of 200% of the shares of common stock issuable in connection with the conversion of the callable secured convertible note.

(5)

Consists of 200% of the shares of common stock issuable in connection with the conversion of the callable secured convertible note.

(6)

Consists of 200% of the shares of common stock issuable in connection with the conversion of the callable secured convertible notes.

(7)

AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC of which Mr. Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Partners, LLC.

(8)

AJW Offshore, Ltd. is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Offshore Ltd.

(9)

AJW Qualified Partners, LLC is a private investment fund that is owned by its investors and managed by AJW Manager, LLC of which Corey S. Ribotsky and Lloyd A. Groveman are the fund managers, have voting and investment control over the shares listed below owned by AJW Qualified Partners, LLC.

(10)

 New Millennium Capital Partners II, LLC is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II LLC of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by New Millennium Capital Partners, LLC.

(11)

None of the Selling Stockholders are broker-dealers or affiliates of broker-dealers.

PLAN OF DISTRIBUTION

All of the stock owned by the Selling Stockholders will be registered by the registration statement of which this prospectus is a part. The Selling Stockholders may sell some or all of their shares immediately after they are registered. The Selling Stockholders’ shares may be sold or distributed from time to time by the Selling Stockholders or by pledgees, donees or transferees of, or successors in interest to, the Selling Stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, the Selling Stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The Selling Stockholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act of 1933. Neither the Selling Stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the Selling Stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

We will not receive any proceeds from the sale of the shares of the Selling Stockholders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $36,000.

We have informed the Selling Stockholders that certain anti-manipulative rules contained in Regulation M under the Securities Exchange Act of 1934 may apply to their sales in the market and have furnished the Selling Stockholders with a copy of such rules and have informed them of the need for delivery of copies of this prospectus. The Selling Stockholders may also use Rule 144 under the Securities Act of 1933 to sell the shares if they meet the criteria and conform to the requirements of such rule.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock offered by any of the selling security holders. The selling security holders will receive all proceeds directly.

EXPERTS

The financial statements of Positron Corporation as of March 31, 2006, and for the years ended December 31, 2005 and 2004, have been incorporated by reference herein and in the registration statement in reliance upon the report of  Ham, Langston & Brezina, LLP, Houston Texas, independent registered public accountanting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The legality of the securities offered under this prospectus will be passed upon for us by Levy & Boonshoft, P.C., New York, New York.

TRANSFER AGENT AND REGISTRAR

The stock transfer agent and registrar for our common stock is Corporate Stock Transfer Company, Inc., Its telephone number is (303) 282-4800.

PART II

INFORMATION NOT REQUIRED IN THIS PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Expenses payable in connection with the distribution of the securities being registered (estimated except for the registration fee), all of which will be borne by the registrant, are as follows:

Securities and Exchange Commission registration fee

$     428.00

Printing expense

$  3,000.00

Legal fees and expenses

$30,000.00

Accounting fees

$  1,500.00

Miscellaneous expenses

$  1,000.00

Total

$35,928.00

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Section 145 of the Delaware General Corporation Law (“DGCL”), we can indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative other than action by us or on our behalf, by reason of the fact that such person is or was one of our officers or directors, or is or was serving at our request as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal. Under Delaware law, we may also indemnify officers and directors in an action by us or on our behalf under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to us in the performance of his or her duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, we must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

     Our Certificate of Incorporation, as amended, provides for the elimination of liability of monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct, for known violations of law, for any transaction from which the director derived an improper personal benefit and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provisions do not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

In addition, the Registrant's bylaws obligate the registrant to indemnify its directors and officers against expenses and other amounts reasonably incurred in connection with any proceeding arising from the fact that such person is or was an agent of the registrant. The registrant's bylaws also authorize the registrant to purchase and maintain insurance on behalf of any director or officer of the registrant against any liability asserted against such person in such capacity, whether or not the registrant would have the power to indemnify such person against such liability under the provisions of the DGCL.

ITEM 16.   EXHIBITS.

Exhibit Number

DESCRIPTION

1.1

Securities Purchase Agreement dated May 23, 2006(1)

1.2

Callable Secured Convertible Note in favor of AJW Offshore, Ltd.  dated May 23,2006(1)

1.3

Callable Secured Convertible Note in favor of AJW Qualified Partners, LLC dated May 23, 2006(1)

1.4

Callable Secured Convertible Note in favor of New Millennium Capital Partners II, LLC dated May 23, 2006(1)

1.5

Callable Secured Convertible Note in favor of AJW Partners, LLC dated May 23, 2006(1)

1.6

Stock Purchase Warrant in favor of AJW Qualified Partners, LLC (1)

1.7

Stock Purchase Warrant in favor of AJW Offshore, Ltd (1)

1.8

Stock Purchase Warrant in favor of New Millennium Capital Partners II, LLC (1)

1.9

Stock Purchase Warrant in favor of AJW Partners, LLC (1)

1.10

Registration Rights Agreement dated May 23, 2006 (1)

1.11

Security Agreement dated May 23, 2006 (1)

1.12

Intellectual Property Security Agreement dated May 23, 2006 (1)

5.1

Opinion of Levy & Boonshoft, P.C.

23.1

Consent of Ham, Langston & Brezina, LLP

23.2

Consent of Levy & Boonshoft, P.C. (contained in Exhibit 5.1)

24.1

Power of Attorney (contained on the signature page to the initial filing of this registration statement.)

(1) Filed as an exhibit to our current report on Form 8-K for May 23, 2006 that was filed with the Commission on June 1, 2006, and incorporated herein by reference.

ITEM 17.   UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events which, individually or together,

represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)

to include any additional or changed material information on the plan of distribution. Provided however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

For determining liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)

To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)

That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on June 14, 2006.

POSITRON CORPORATION

By: /s/ Patrick Rooney

      Patrick Rooney

POWER OF ATTORNEY

We, the undersigned officers and directors of Positron Corporation, and each of us, do hereby constitute and appoint Patrick Rooney our true and lawful attorney and agent, with full power of substitution and resubstitution, to do any and all acts and things in our name and behalf in any and all capacities and to execute any and all instruments for us in our names, in connection with this registration statement or any registration statement for the same offering that is to be effective upon filing under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorney and agent, or his substitute, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the following capacities on the dates indicated.

NAME

TITLE

      DATE

/s/ Patrick Rooney

Chairman of the Board,

June 14, 2006

     Patrick Rooney

Chief Executive Officer

(principal executive officer)

 /s/ Corey Conn

Chief Financial Officer,

June 14, 2006

      Corey Conn

(principal financial officer)

/s/ Sachio Okamara

Director

June 14, 2006

     Sachio Okamara

/s/ Anthony C. Nicholls

Director

June 14, 2006

     Dr. Anthony C. Nicholls

INDEX TO EXHIBITS FILED WITH THIS REGISTRATION STATEMENT

EXHIBIT  NO.

DESCRIPTION

  5.1

Opinion of Levy & Boonshoft, P.C.

23.1

Consent of Ham, Langston & Brezina, LLP

23.2

Consent of Levy & Boonshoft, P.C. (contained in Exhibit 5.1)